URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

September 9, 2008

NEWS RELEASE

COMPANY UPDATES ON PROGRESS OF
DRILLING PROGRAM AT JANCHIVLAN, MONGOLIA

NEW HIGHLY RADIOACTIVE ZONE ENCOUNTERED IN
AREA NOT PREVIOUSLY DRILLED OR TRENCHED

Las Vegas, Nevada U.S.A. – Uranium 308 Corp. (OTC-BB: URCO) (the “Company”) is pleased to announce the resumption of its drilling program at Janchivlan, Mongolia, about 70 kilometers southeast of Ulaan Baatar (see previous update in news release dated July 24, 2008. at www.uranium308corp.com.)

Diamond core drilling resumed after the drill rig moved to the North Block target area on August 19, 2008 with one drill rig.  The first hole was completed on August 27, 2008 to a total depth of 495 meters and surveyed to a depth of 487 meters with a radiometric probe through drill pipe.  Specific targets in this drill hole are uranium mineralization in zones, coincident with fracturing and brecciation, encountered in trenching and drilling from the 2007 program.  These zones were penetrated and, in addition, a new and highly radioactive zone was encountered in an area not previously drilled or trenched.

Hole EDH-08-01 was drilled at -45o, North 25o East and encountered anomalous radioactivity, at least 2 times background in sixteen separate locations in the hole.  Apparent thicknesses generally vary from 1 meter to as much as 8 meters.  Two notable radioactive zones include a 23-meter thick zone at 27 meters depth that we believe coincides with significant uranium mineralization encountered in the 2007 drill program.  In the other zone, located at 415 meters, the drill encountered an apparent thickness of 5 meters of 20 times background.  This second zone is one that has not been encountered before in trenching or drilling, either during the 2007 program or by previous operators.  The high radioactivity in this new zone is very encouraging and the zone will be tested again in the next drill hole.

Although, no quantitative uranium grades are known for the above radioactive zones at this time as the analytical results are pending, management is very encouraged by the results so far.

This work is being done to Canadian National Instrument 43-101 standards and is being supervised by Dr. Earl W. Abbott, a Qualified Person under NI 43-101.

On behalf of the Board of Directors,

Dennis Tan, CEO and Director

About Uranium 308 Corp.
Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.'s current primary focus is uranium exploration in Mongolia.
www.uranium308corp.com

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.